Exhibit 10.41

STRICTLY CONFIDENTIAL

February 13, 2012

CryoPort, Inc.

225 Broadway, Suite 430

San Diego, CA92101

Attention:             Larry Stambaugh, Chairman and Chief Executive Officer

Amendment To Engagement Letter: Co-Placement Agent

This letter amends the agreement between Craig-Hallum Capital Group LLC (“Craig-Hallum”) and CryoPort, Inc. (the “Company”) dated January 17, 2012 (the “Agreement”) constitutes our understanding with respect to the engagement of in connection with the proposed offer and private placement (the “Offering”) by the Company of equity or equity-linked securities of the Company (the “Securities”).

In the event Maxim Group LLC (“Maxim”) is appointed co-placement agent, Craig-Hallum shall receive a fee (the “Additional Placement Agent Fee”) in the amount of 4.0% of the gross proceeds from investors brought in by Maxim that were approved to contact by Craig-Hallum if either during the Term or within 6 months following the Term: (i) an Offering is consummated with Potential Investors introduced by Emergent, or (ii) a definitive agreement or letter of intent or other evidence of commitment is entered into with one or more Potential Investors introduced by Maxim which subsequently results in an Offering of Securities of the Company being consummated. All other provisions of the Agreement shall remain in full force and effect, including the Lead Placement Agent Warrant.

CRAIG-HALLUM CAPITAL GROUP, LLC

By:	/s/ Rick Hartfiel
Name: Rick Hartfiel Title: Director of Investment Banking

ACCEPTED AND AGREED TO:

By:	/s/ Robert Stefanovich
Name: Robert Stefanovich
Company: Cryoport
Title: Chief Financial Officer